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                                                                   Exhibit 14(b)



Independent Auditors' Consent


We consent to the use in the Post-Effective Amendment No. 6 to Registration Statement No. 333-36515/811-08385 of Paragon Separate Account D on Form N-6 of our report dated April 9, 2003, on the financial statements of Paragon Separate Account D, and our report dated April 9, 2003, on the financial statements of Paragon Life Insurance Company (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets in 2002), both appearing in the Statement of Additional Information, which is a part of such Registration Statement.

We also consent to the reference to us under heading "Experts" in such Statement of Additional Information.


Deloitte & Touche LLP


St. Louis, Missouri
April 28, 2003